Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
August 8, 2018
Southern Company reports second-quarter 2018 results

ATLANTA - Southern Company today reported a second quarter 2018 loss of $154 million, or 15 cents per share, compared with a loss of $1.38 billion, or $1.38 per share, in the second quarter of 2017. For the six months ended June 30, 2018, Southern Company reported earnings of $784 million, or 77 cents per share, compared with a loss of $723 million, or 73 cents per share, for the same period in 2017.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $815 million, or 80 cents per share, during the second quarter of 2018, compared with $728 million, or 73 cents per share, during the second quarter of 2017. For the six months ended June 30, 2018, excluding these items, Southern Company earned $1.71 billion, or $1.69 per share, compared with earnings of $1.38 billion, or $1.39 per share, for the same period in 2017.

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income - Excluding Items (in millions)	2018	2017	2018	2017
Net Income (Loss) - As Reported	$(154)	$(1,381)	$784	$(723)
Estimated Loss on Plants Under Construction	1,060	3,012	1,105	3,120
Tax Impact	(270)	(896)	(281)	(937)
Loss on Plant Scherer Unit 3	-	-	-	33
Tax Impact	-	-	-	(13)
Acquisition, Disposition, and Integration Impacts	172	9	233	13
Tax Impact	4	(4)	(1)	(5)
Wholesale Gas Services	32	28	(108)	(86)
Tax Impact	(11)	(11)	25	35
Litigation Settlement	(24)	-	(24)	-
Tax Impact	6	-	6	-
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension	-	(24)	-	(47)
Tax Impact	-	(5)	-	(9)
Adoption of Tax Reform	-	-	(31)	-
Net Income - Excluding Items	$815	$728	$1,708	$1,381
Average Shares Outstanding - (in millions)	1,014	998	1,012	996
Basic Earnings Per Share - Excluding Items	$0.80	$0.73	$1.69	$1.39
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the second quarter of 2018 were positively influenced by effects of constructive regulatory outcomes and weather at our state regulated electric utilities, and increased contributions from Southern Power’s renewables fleet. These impacts were partially offset by increases in depreciation and amortization, as well as operations and maintenance costs. Earnings for the second quarter 2018 were also significantly affected by an approximately $1.1 billion charge ($0.8 billion after-tax) related to Georgia Power’s construction of Plant Vogtle Units 3 and 4.

“Southern Company’s premier, state-regulated electric and gas franchise operations, along with our competitive generation subsidiary, Southern Power, continued to perform well during the second quarter,” said Chairman, President and CEO Thomas A. Fanning. “This consistency in our core operations remains the cornerstone for delivering on our long-term financial objectives as we continue to build America’s energy future.”

Second quarter 2018 operating revenues were $5.63 billion, compared with $5.43 billion for the second quarter of 2017, an increase of 3.6 percent. For the six months ended June 30, 2018, operating revenues were $12.00 billion, compared with $11.20 billion for the corresponding period in 2017, an increase of 7.1 percent.

Southern Company’s second quarter earnings slides with supplemental financial information, including its updated earnings guidance for 2018, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 8 a.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is America’s premier energy company, with 46,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million customers through its subsidiaries, as of December 31, 2017. We operate nearly 200,000 miles of electric transmission and distribution lines and more than 80,000 miles of natural gas pipeline, as of December 31, 2017. The company provides clean, safe, reliable and affordable energy through electric operating companies in four states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers in 11 states across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are creating new products and services for the benefit of customers. We are building the future of energy by developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity and the number one Company for Progress by DiversityInc, and designated as one of America’s Best Employers by Forbes magazine. Visit our website at www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning long-term financial objectives. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including environmental laws and regulations governing air, water, land, and protection of other natural resources, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; the uncertainty surrounding the federal tax reform legislation, including implementing regulations and Internal Revenue Service interpretations, actions that may be taken in response by regulatory authorities, and its impact, if any, on the credit ratings of Southern Company and its subsidiaries; current and future litigation or regulatory investigations, proceedings, or inquiries; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate, including from the development and deployment of alternative energy sources such as self-generation and distributed generation technologies; variations in demand for electricity and natural gas, including those relating to weather, the general economy, population and business growth (and declines), the effects of energy conservation and efficiency measures and any potential economic impacts resulting from federal fiscal decisions; available sources and costs of natural gas and other fuels; limits on pipeline capacity; transmission constraints; effects of inflation; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities, including Plant Vogtle Units 3 and 4 which includes components based on new technology that is just beginning initial operation in the global nuclear industry at scale, including changes in labor costs, availability, and productivity, challenges with management of contractors, subcontractors, or vendors, adverse weather conditions, shortages, increased costs or inconsistent quality of equipment, materials, and labor, including any changes related to imposition of import tariffs, contractor or supplier delay, non-performance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, unforeseen engineering or design problems, start-up activities (including major equipment failure and system integration), and/or operational performance; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of U.S. Nuclear Regulatory Commission ("NRC") requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the Southern Company system's employee and retiree benefit plans and nuclear decommissioning trust funds; advances in technology; ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and other cost recovery mechanisms; the ability to successfully operate the electric utilities' generating, transmission, and distribution facilities and Southern Company Gas' natural gas distribution and storage facilities and the successful performance of necessary corporate functions; legal proceedings and regulatory approvals and actions related to Plant Vogtle Units 3 and 4, including Georgia Public Service Commission approvals and NRC actions; a decision by more than 10 percent of the owners of Plant Vogtle Units 3 and 4 not to proceed with construction; litigation or other disputes related to the Kemper County energy facility; the inherent risks involved in operating and constructing nuclear generating facilities, including environmental, health, regulatory, natural disaster, terrorism, and financial risks; the inherent risks involved in transporting and storing natural gas; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, including the proposed dispositions of Gulf Power and Southern Power’s plants located in Florida and the potential sale of a noncontrolling interest in Southern Power’s wind facilities, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the possibility that the anticipated benefits from the acquisition of Southern Company Gas cannot be fully realized or may take longer to realize than expected and the possibility that costs related to the integration of Southern Company and Southern Company Gas will be greater than expected; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system's business resulting from cyber intrusion or physical attack and the threat of physical attacks; interest rate fluctuations and financial market conditions and the results of financing efforts; changes in Southern Company's and any of its subsidiaries' credit ratings, including impacts on interest rates, access to capital markets, and collateral requirements; the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on foreign currency exchange rates, counterparty performance, and the economy in general, as well as potential impacts on the benefits of the U.S. Department of Energy loan guarantees; the ability of Southern Company's electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward‐looking information.

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